Eisner LLP
Accountants and Advisors
750 Third Avenue
New York, NY 10017-2703

Tel 212.949 8700 Fax 212.897.4100
www.eisnerllp.com

November 5, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Spectrx, lnc.

Gentlemen:

We have read ltem 4.01 of Form 8-K/A to be filed on or about November 5, 2007 of Spectrx, Inc. and are in agreement with the statements contained in the second paragraph of ltem 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Eisner LLP

Independent Member of Baker Tilly International